Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@dennardlascar.com Anne Pearson / apearson@dennardlascar.com Dennard ▪ Lascar Associates, LLC / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Second Quarter 2013 Results
SAN ANTONIO, Texas, July 30, 2013 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2013. Highlights include:

•	Production Services revenues were up 14% over the first quarter of 2013.

•	Well servicing rigs in the Production Services Segment achieved a 92% utilization rate and an average hourly rate of $606.

•	Drilling Services revenues were up 4% over the first quarter of 2013 with a utilization rate of 87%.

•	Currently, 58 drilling rigs are earning revenues under contracts, 43 of which, or 74%, are under term contracts.
Consolidated Financial Results
Revenues for the second quarter of 2013 were $248.4 million, up 8% from revenues of $229.7 million in the first quarter of 2013 (“the prior quarter”) and from revenues of $229.8 million in the second quarter of 2012 (“the year-earlier quarter”). Revenues in the second quarter were positively impacted by the full benefit of fleet additions in both the Drilling Services and Production Services Segments and higher seasonal activity contributed to increased revenues for the Production Services Segment over the prior quarter.

Second quarter Adjusted EBITDA(1) was $63.6 million, up 14% from $55.9 million in the prior quarter and up slightly from $63.3 million in the year-earlier quarter. Adjusted EBITDA was higher primarily due to increased margin per day in our Drilling Services Segment and increased revenues in our Production Services Segment.
Net loss as reported for the second quarter, which includes the impact of impairment charges of $44.8 million, was $25.9 million, or $0.42 per diluted share, compared with a net loss of $1.3 million, or $0.02 per diluted share in the prior quarter and net income of $9.7 million, or $0.15 per diluted share in the year-earlier quarter. Adjusted net income(2), which excludes the impact of impairment charges, was $1.2 million, and Adjusted diluted EPS(3) was $0.02 for the second quarter of 2013.
The second quarter impairment charges represent a $41.7 million charge against goodwill and a $3.1 million charge against the intangible assets that were acquired in connection with the acquisition of our coiled tubing services business in December 2011.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $138.3 million in the second quarter, a 4% increase from the prior quarter and a 16% increase from the year-earlier quarter. Second quarter utilization was 87%, up from 84% in the prior quarter and down from utilization of 89% in the year-earlier quarter.
Currently, 58 drilling rigs are earning revenues under contracts, 43 of which, or 74%, are under term contracts. All eight of our drilling rigs in Colombia were working during the quarter, although we experienced some planned downtime for mobilization and maintenance of one of our Colombian rigs that was between wells.
    Average drilling revenues per day in the second quarter were $24,968, compared to $24,925 in the prior quarter and $23,658 in the year-earlier quarter. The increase over the year-earlier quarter was primarily due to higher dayrates generated by our new-build drilling rigs and increased utilization in Colombia, as our Colombian operations have higher revenues per day than our domestic drilling rigs.

Drilling Services margin(4) per day was $8,841 in the second quarter, up from $8,258 in the prior quarter. Drilling Services margin per day was positively impacted by the higher margins generated by our new-build rigs, a fuel cost reimbursement of $1.8 million for our rigs in Colombia and a gain on the sale of two drilling rigs of $0.8 million in the second quarter. The increase in Drilling Services margin per day was partially offset by the effect of slightly lower dayrates on some expiring drilling contracts in the U.S. that were renewed during the second quarter.
Production Services Segment
Revenue for the Production Services Segment was $110.1 million in the second quarter, up 14% from the prior quarter and down 1% from the year-earlier quarter.
Production Services margin(4) as a percentage of revenue was 36% in the second quarter, compared to 37% in the prior quarter and 41% in the year-earlier quarter. Well servicing rig utilization was 92% in the second quarter, versus 89% in the prior quarter and 97% in the year-earlier quarter. Pricing was $606 per hour in the second quarter, compared to $596 in the prior quarter and $592 in the year-earlier quarter. Coiled tubing unit utilization was 46% in the second quarter, compared to 41% in the prior quarter and 61% in the year-earlier quarter. Despite higher utilization, Production Services margin was negatively impacted by moderately higher labor costs during the second quarter.
Comments from Our President and CEO
“We saw steady activity in our Production Services Segment which resulted in improved utilization for all our business units in this segment quarter over quarter,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. "Pricing showed modest improvement for well servicing in the second quarter, but was flat to slightly down for wireline services and coiled tubing services.
"The offshore coiled tubing services market improved in the second quarter primarily due to more favorable weather conditions, but the land market has continued to be soft. Increased coiled tubing services competition has resulted in pricing and utilization levels that have been lower than what we expected when we acquired the business in December 2011. Given our current outlook for coiled tubing services, we recognized impairment charges and reduced the carrying values of goodwill and intangible assets during the second quarter. We continue to focus on improving coiled tubing services utilization and profitability and expect to see modest improvements in the second half of the year.
“In our Drilling Services Segment, activity remained steady throughout the quarter and resulted in higher than expected utilization, but was partially offset by slightly lower dayrates on some drilling contracts that were renewed during the second quarter. Our 10 new-build rigs are performing very well, and with the higher integration costs now behind us, we are getting the full benefit from their increased earning power.
"During June and July, we reduced our revolver by a combined $20 million and we are well positioned to make meaningful reductions to our debt levels in the second half of the year," Locke said.
Third Quarter Guidance
In the third quarter of 2013, drilling contracts for four or five lower horsepower rigs that are currently working are not expected to renew. Overall drilling rig utilization is expected to average between approximately 78% and 82%, based on a fleet of 70 rigs. Moderate pricing pressure is expected in the third quarter and certain earnings benefits such as the fuel cost adjustment and the gain on the sale of two drilling rigs are not expected to repeat in the third quarter. As a result, Drilling Services Segment margin is expected to be approximately $7,600 to $8,000 per day.
Production Services Segment revenue in the third quarter is expected to be flat and margin as a percentage of revenues is expected be flat to slightly down as compared to the second quarter.
Liquidity
Working capital at June 30, 2013 was $118.8 million, as compared to $62.2 million at December 31, 2012. Our cash and cash equivalents were $17.6 million, down from $23.7 million at year-end 2012.
The change in cash and cash equivalents during the first half of the year was primarily due to $112.2 million used for purchases of property and equipment, which was mostly offset by $70.7 million of cash provided by operating activities, $29.1 million in proceeds from debt borrowings, net of repayments, and $6.1 million of proceeds from the sale of assets.

After making a $10 million debt payment in late July, we currently have $120.0 million outstanding and $8.9 million in committed letters of credit under our $250 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the second quarter were $40.9 million, including capitalized interest. We continue to estimate that our total cash capital expenditures in 2013 will be between $140 million and $160 million. The total 2013 capital expenditure budget includes funding that was used to complete the new-build drilling rig program, upgrades to certain drilling rigs, additional Production Services equipment and routine capital expenditures.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9645 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until August 7. To access the replay, dial (303) 590-3030 and enter the pass code 4627810#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2012. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2012 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the tables to this press release.

(2)
Adjusted net income represents net loss as reported less impairment charges and the tax benefit from impairment charges. We believe that adjusted net income is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of net loss as reported to adjusted net income is included in the tables to this press release. Adjusted net income may not be comparable to other similarly titled measures reported by other companies.

(3)
Adjusted diluted EPS represents adjusted net income divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted diluted EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of diluted EPS to adjusted diluted EPS is included in the tables to this press release. Adjusted diluted EPS may not be comparable to other similarly titled measures reported by other companies.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this press release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Revenues:
Drilling services	$138,250	$119,048	$133,074	$271,324	$243,352
Production services	110,104	110,776	96,596	206,700	218,450
Total revenues	248,354	229,824	229,670	478,024	461,802

Costs and expenses:
Drilling services	89,294	78,631	88,986	178,280	159,708
Production services	70,287	65,683	60,465	130,752	126,379
Depreciation and amortization	47,348	39,989	46,285	93,633	78,362
General and administrative	23,768	22,265	23,208	46,976	43,408
Bad debt expense (recovery)	137	(56)	281	418	(147)
Impairment charges	44,788	—	—	44,788	1,032

Total costs and expenses	275,622	206,512	219,225	494,847	408,742
Income (loss) from operations	(27,268)	23,312	10,445	(16,823)	53,060

Other (expense) income:
Interest expense	(12,331)	(7,650)	(11,462)	(23,793)	(17,205)
Other	(1,249)	20	(821)	(2,070)	952
Total other expense	(13,580)	(7,630)	(12,283)	(25,863)	(16,253)

Income (loss) before income taxes	(40,848)	15,682	(1,838)	(42,686)	36,807
Income tax (expense) benefit	14,953	(5,997)	546	15,499	(12,950)

Net income (loss)	$(25,895)	$9,685	$(1,292)	$(27,187)	$23,857

Income (loss) per common share:
Basic	$(0.42)	$0.16	$(0.02)	$(0.44)	$0.39
Diluted	$(0.42)	$0.15	$(0.02)	$(0.44)	$0.38

Weighted-average number of shares outstanding:
Basic	62,177	61,768	61,967	62,073	61,673
Diluted	62,177	62,620	61,967	62,073	62,624

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	17,576	23,733
Receivables, net of allowance for doubtful accounts	190,591	158,844
Deferred income taxes	12,230	11,058
Inventory	12,704	12,111
Prepaid expenses and other current assets	8,890	13,040
Total current assets	241,991	218,786

Net property and equipment	995,437	1,014,340
Intangible assets, net of accumulated amortization	36,385	43,843
Goodwill	—	41,683
Noncurrent deferred income taxes	1,095	5,519
Other long-term assets	16,625	15,605
Total assets	$1,291,533	$1,339,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,703	$83,823
Current portion of long-term debt	23	872
Deferred revenues	2,366	3,880
Accrued expenses	74,061	67,975
Total current liabilities	123,153	156,550

Long-term debt, less current portion	549,184	518,725
Noncurrent deferred income taxes	89,106	108,838
Other long-term liabilities	6,643	7,983
Total liabilities	768,086	792,096
Total shareholders’ equity	523,447	547,680
Total liabilities and shareholders’ equity	$1,291,533	$1,339,776

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$(27,187)	$23,857
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,633	78,362
Allowance for doubtful accounts	408	370
Gain on dispositions of property and equipment	(1,721)	(1,004)
Stock-based compensation expense	3,064	3,670
Amortization of debt issuance costs, discount and premium	1,534	1,475
Impairment charges	44,788	1,032
Deferred income taxes	(16,717)	11,221
Change in other long-term assets	(2,113)	744
Change in other long-term liabilities	(1,340)	(1,549)
Changes in current assets and liabilities	(23,672)	(26,480)
Net cash provided by operating activities	70,677	91,698

Cash flows from investing activities:
Purchases of property and equipment	(112,179)	(193,884)
Proceeds from sale of property and equipment	6,059	1,957
Net cash used in investing activities	(106,120)	(191,927)

Cash flows from financing activities:
Debt repayments	(10,862)	(863)
Proceeds from issuance of debt	40,000	35,000
Debt issuance costs	(13)	(23)
Proceeds from exercise of options	789	655
Purchase of treasury stock	(628)	(357)
Net cash provided by financing activities	29,286	34,412

Net decrease in cash and cash equivalents	(6,157)	(65,817)
Beginning cash and cash equivalents	23,733	86,197
Ending cash and cash equivalents	$17,576	$20,380

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Revenues	$138,250	$119,048	$133,074	$271,324	$243,352
Operating costs	89,294	78,631	88,986	178,280	159,708
Drilling Services Segment margin (1)	$48,956	$40,417	$44,088	$93,044	$83,644

Average number of drilling rigs	70.3	62.5	70.5	70.4	63.2
Utilization rate	87%	89%	84%	85%	88%
Revenue days	5,537	5,032	5,339	10,876	10,096

Average revenues per day	$24,968	$23,658	$24,925	$24,947	$24,104
Average operating costs per day	16,127	15,626	16,667	16,392	15,819
Drilling Services Segment margin per day (2)	$8,841	$8,032	$8,258	$8,555	$8,285

Production Services Segment:
Revenues	$110,104	$110,776	$96,596	$206,700	$218,450
Operating costs	70,287	65,683	60,465	130,752	126,379
Production Services Segment margin (1)	$39,817	$45,093	$36,131	$75,948	$92,071

Combined:
Revenues	$248,354	$229,824	$229,670	$478,024	$461,802
Operating Costs	159,581	144,314	149,451	309,032	286,087
Combined margin	$88,773	$85,510	$80,219	$168,992	$175,715

Adjusted EBITDA (3)	$63,619	$63,321	$55,909	$119,528	$133,406

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies.A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012

Combined margin	$88,773	$85,510	$80,219	$168,992	$175,715

General and administrative	(23,768)	(22,265)	(23,208)	(46,976)	(43,408)
Bad debt (recovery) expense	(137)	56	(281)	(418)	147
Other income (expense)	(1,249)	20	(821)	(2,070)	952
Adjusted EBITDA (3)	63,619	63,321	55,909	119,528	133,406

Depreciation and amortization	(47,348)	(39,989)	(46,285)	(93,633)	(78,362)
Impairment charges	(44,788)	—	—	(44,788)	(1,032)
Interest expense	(12,331)	(7,650)	(11,462)	(23,793)	(17,205)
Income tax (expense) benefit	14,953	(5,997)	546	15,499	(12,950)
Net income (loss)	$(25,895)	$9,685	$(1,292)	$(27,187)	$23,857

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Adjusted Net Income Excluding the Impact of Impairment Charges
and Diluted EPS as Reported to Adjusted Diluted EPS Excluding the Impact of Impairment Charges
(in thousands, except per share data)
(unaudited)

	Three months ended	Six months ended
	June 30, 2013	June 30, 2013

Net loss as reported	$(25,895)	$(27,187)
Impairment charges	44,788	44,788
Tax benefit from impairment charges	(17,717)	(17,717)
Adjusted net income (loss) (4)	1,176	(116)

Basic weighted average number of shares outstanding, as reported	62,177	62,073
Effect of dilutive securities	1,025	—
Diluted weighted average number of shares outstanding, adjusted for impairment charge impact	63,202	62,073

Adjusted diluted EPS (5)	$0.02	$—

Diluted EPS as reported (6)	$(0.42)	$(0.44)

(4)Adjusted net income represents net loss as reported less impairment charges and the tax benefit from impairment charges. We believe that adjusted net income is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of net loss as reported to adjusted net income is included in the tables to this press release. Adjusted net income may not be comparable to other similarly titled measures reported by other companies.

(5)Adjusted diluted EPS represents adjusted net income divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted diluted EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of diluted EPS to adjusted diluted EPS is included in the tables to this press release. Adjusted diluted EPS may not be comparable to other similarly titled measures reported by other companies.

(6)The effect of dilutive securities is not reflected in diluted earnings per share (EPS) as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Routine and tubulars	$12,927	$7,330	$6,862	$19,789	$15,836
Discretionary	8,345	19,414	13,718	22,063	35,606
Fleet additions	7,492	46,126	33,462	40,954	86,608
	28,764	72,870	54,042	82,806	138,050
Production Services Segment:
Routine	6,267	3,443	5,709	11,976	7,172
Discretionary	4,996	8,751	8,566	13,562	18,960
Fleet additions	839	13,711	2,996	3,835	29,702
	12,102	25,905	17,271	29,373	55,834
Net cash used for purchases of property and equipment	40,866	98,775	71,313	112,179	193,884
Net effect of accruals	(8,206)	10,201	(29,263)	(37,469)	27,469
Total capital expenditures	$32,660	$108,976	$42,050	$74,710	$221,353

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	7	2	9
1000 HP	16	10	26
1200 to 2000 HP	7	27	34
Total	31	39	70

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	17	6	23
14,000 to 25,000 feet	11	31	42
Total	31	39	70

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			10
600 HP			99
Total			109

Wireline units			118

Coiled tubing units			13